Exhibit 99.2

Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s 2012 third quarter conference call.  My name is Mike Hays, the Company’s CEO.  Joining me on the call today is Susan Henricks, President and Chief Operating Officer, and Kevin Karas, our Chief Financial Officer.

Before we continue, I would ask Kevin to review conditions related to any forward-looking statements that may be made as part of today’s call.  Kevin.

Kevin :

Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated.  These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission.  With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Kevin.  And again, welcome everyone.

As reported last evening, the Company had a great quarter which adds yet another data point to what has been a very long and positive trend.  I would like to take this moment and thank every one of the hundreds of NRC associates who not only contributed to a great quarter, but also, and more importantly, help client organizations every day provide a better experience to millions of patients.  Nothing great ever happens to any organization without great associates.  I would like to thank each and every one of you!

With that, let me have Kevin review our third quarter financial performance.

Kevin

Thank you, Mike.

Revenue for the third quarter was $21.6 million, an increase of 15% over the third quarter of 2011.  Revenue growth for the quarter is comprised entirely from organic growth, which was driven by a combination of continued gains in market share and vertical growth from cross-selling and increasing contract value in our existing client base.

Net new sales of $4.7 million were added in the third quarter, resulting in total contract value of $91.7 million as of September 30, 2012.  As a result of our focus over the past several years of establishing renewable, recurring service arrangements with our clients, we continue to see that over 98% of our total contract value is comprised of annual recurring revenue agreements.

We also ended the quarter with subscription-based agreements representing 78% of contract value, compared to 70% of contract value at the end of the third quarter of 2011.  Subscription agreements generated 78% of total revenue for the third quarter 2012 and 74% of total revenue in 2012 on a year-to-date basis.

Total operating expenses for the third quarter increased by 9.6% from $14.4 million in 2011 to $15.7 million in 2012.

Direct expenses increased to $8.8 million for the third quarter 2012, compared to $7.5 million for the same period in 2011.  This is the result of increased variable costs related to revenue growth, as well as additional investments in technology, research and service resources that support our strategy of empowering customer-centric healthcare across the continuum.  Direct expenses as a percent of revenue are expected to be at an average of 41% for the full year 2012.

Selling, general and administrative expenses increased 4% to $5.8 million for the three-month period ended September 30, 2012, compared to $5.6 million for the same period in 2011.  SG&A expenses decreased as a percent of revenue to 27% for the three-month period ended September 30, 2012, from 30% for the same period in 2011 due to the leveraging of SG&A expenses against increased revenue.  SG&A expenses as a percent of revenue are expected to be at an average of 27% for the full year 2012.

Depreciation and amortization expense remained consistent at $1.2 million for the third quarter in both 2011 and 2012.  Depreciation and amortization expense is expected to remain in the 6% of revenue range for the full year of 2012.

The provision for income taxes totaled $1.9 million for the three-month period ended September 30, 2012, compared to $1.5 million for the same period in 2011.  The effective tax rate of 34.9% for the three-month period ended September 30, 2012, is lower than the 35.7% rate in the same period of 2011 primarily the result of additional tax benefits due to the expiration of the federal statute of limitations associated with certain tax provisions.  The effective tax rate for the remainder of 2012 is expected to average 36%.

Net income for the third quarter of 2012 increased by 35% to $3.6 million, compared to $2.6 million in 2011.  Diluted earnings per share for the third quarter increased by 33% to $0.51, compared to $0.39 for the same period last year.

With that I’ll turn the call back to Mike.

Mike:

Thank you, Kevin.

As Kevin pointed out, organic growth driven by cross-selling the Company’s broad product portfolio into our current installed base of 12,000 healthcare providers and 100 payer clients and winning major new clients throughout the year of 2012, has resulted in increasing growth this quarter.

From both current and new clients, we continue to hear NRC’s products and services are delivering high value by enabling them to capture market share, retain customers, and engage patients which reduces costs and improves outcomes.

In addition, the market’s appetite for our products is expanding rapidly as the industry addresses the new normal of today’s requirements of value-based purchasing and reducing readmissions.  These market dynamics suggest an interesting growth trajectory for the Company over the next several years.

However, even more robust growth for our industry and, consequently NRC, is starting to build as organizations are taking on more risk and becoming the owners of their customers’ health.

An ever-increasing number of healthcare providers will own the healthcare risk of an ever-increasing segment of their marketplace and the ability to thrive in this new risk-baring environment will determine all providers’ viability.  Many will not make it, while others will expand, more so than in any time in history.

Among the most mission-critical requirements will be understanding patients’ preferences and managing all care transitions.  However, even among the most integrated systems, yet alone today’s single-silo providers, care transition failures between service settings, including the transition to home, are everyday occurrences.  Engaging patients and understanding preferences is missing in the world of healthcare, even among the best of the best.

We plan to change that by providing client organizations with a robust lifetime profile of every customer.  A profile including self-reported outcomes, patient experience related to care delivery, and activities of daily living will bring visibility regarding customers’ preferences to providers never before possible.  As our clients take on more risk and seek to capture value-based purchasing dollars and avoid readmission penalties, they can never know too much about the customer.

_______________, I would now like to open the call to questions.

Closing Statement – Mike:

Thank you for your time today.   We look forward to reporting our progress next quarter.

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